Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-146171, 333-113015, 333-112123, 333-88726, 333-44298, 333-40408, 333-89159, 333-75175, 333-74775, 333-08993, and 333-02730), and Form S-8 (Nos. 333-158375, 333-149108, 333-144516, 333-130454, 333-67384, 333-67386, 333-80065, 333-80067 and 333-80069) of Alseres Pharmaceuticals, Inc. and Subsidiaries of our report dated March 29, 2012, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Alseres Pharmaceuticals, Inc. and Subsidiaries for the year ended December 31, 2011. Our report dated March 29, 2012, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ McGladrey & Pullen, LLP

Boston, MA

March 29, 2012